Hong Kong Highpower Technology Reports
Second Quarter 2009 Financial Results

HONG KONG AND SAN JOSE, CALIF., August 10, 2009 – Hong Kong Highpower Technology, Inc. (NYSE Amex: HPJ), a leading developer, manufacturer and marketer of nickel-metal hydride (Ni-MH) and lithium-ion (Li-ion) rechargeable batteries and related products, today announced financial results for the second quarter ended June 30, 2009.

Business Highlights

•	Earned net income of $0.07 per diluted share for second quarter 2009, a 40% increase year-over-year, and 133% increase sequentially;

•	Generated gross margin of 20% on net sales of $15.4 million for second quarter 2009;

•	EBITDA increased 28% over year ago, and rose 54% sequentially, to $1.5 million;

•	Significant improvement in debt-to-capital ratio resulting in stronger capital structure;

•	Inventory reduced 61% from the year-ago quarter greatly decreasing inventory carry exposure.

“Despite the lingering effects of the global economic recession on sales, we are pleased to deliver solid results in the second quarter,” said George Pan, Chairman and Chief Executive Officer of Hong Kong Highpower Technology.  “We produced an increase in both our gross margin level and our profitability, while at the same time continued to generate healthy cash flow from operations and significantly improved our debt-to-capital ratio by reducing bank debt to strengthen our capital structure.

“The Company’s new lithium-ion battery products division -- a major strategic initiative launched in late 2008 continued to progress well -- with an average monthly production of 600,000 pieces in the second quarter.  We are confident this new product line holds great growth potential.

“We believe the worst effects from the global financial crisis on our business are now behind us,” Mr. Pan said. “Sales are up 36.6% over our first quarter 2009, and we are seeing encouraging signs heading into the third quarter with positive July sales trends.   In addition, the cost control measures that we have implemented over the past six months will enable us to gain efficiency and emerge an even stronger company over time.”

“Organically, our business is supported in part by the recovery of the world’s economies. We are well positioned to capitalize on our growth initiatives and capture a growing share of the rechargeable battery market,” Mr. Pan concluded.

Second Quarter 2009 Financial Results

Net sales for the second quarter ended June 30, 2009 decreased 18.8% to $15.4 million, compared to $19 million for the second quarter ended June 30, 2008. On a sequential basis, second quarter net sales increased by 36% compared to $11.3 million for the first quarter of 2009. The year-over-year decrease was largely due to a decrease in demand as a result of global recessionary conditions.

Gross profit for the second quarter ended June 30, 2009 decreased 8.9% to $3.1 million, compared to $3.4 million for the second quarter ended June 30, 2008. On a sequential basis, second quarter gross profit increased 28.3%, compared to $2.4 million for the first quarter 2009. Gross margin was 19.9% for the second quarter ended June 30, 2009, compared to 17.7% for the second quarter ended June 30, 2008, and 21.2% for the first quarter 2009. The year-over-year improvement in gross margin is primarily due to a decrease in the average per unit cost of goods sold during the comparable periods.

Selling and distribution costs were $580,000 for the second quarter ended June 30, 2009, compared to $548,000 for the comparable period in 2008 and $531,000 for the first quarter 2009.

General and administrative expenses, including stock-based compensation, were $1.0 million or 6.8% of net sales for the second quarter ended June 30, 2009, compared to $1.6 million, or 8.3% of net sales for the second quarter 2008, and $1.1 million or 9.8% of net sales for the first quarter 2009.  The year-over-year decrease was primarily due to enhanced expense control and a decrease in personnel and labor costs, for the three months ended June 30, 2009 over the comparable period in 2008.

The Company reported a loss on the exchange rate difference between the U.S. Dollar (“USD”) and the Renminbi (“RMB”) of $23,000 for the second quarter ended June 30, 2009.  This compares with losses on the exchange rate difference of $331,000 and $33,000 for the second quarter 2008 and the first quarter 2009, respectively.

The Company recorded a provision for income taxes of $229,000 for the second quarter ended June 30, 2009, compared with provisions for income taxes of $64,000 for the second quarter 2008 and $161,000 for the first quarter 2009.

Net income for the second quarter of 2009 was $969,000, or $0.07 per diluted share, based on 13.8 million weighted average shares outstanding. This compares with second quarter 2008 net income of $684,000, or $0.05 per diluted share, based on 12.9 million weighted average shares outstanding, and first quarter 2009 net income of $403,000, or $0.03 per diluted share, based on 13.6 million weighted average shares outstanding.

Non-GAAP Financial Results

EBITDA for the second quarter ended June 30, 2009 totaled $1,538,306, compared with $1,204,869 for the second quarter 2008 and $1,001,527 for the first quarter 2009.  The significant year-over-year and sequential increases in EBITDA were primarily due to enhanced expense control and higher net income.

Hong Kong Highpower Technology considers and uses EBITDA, a financial measure not in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”), as a supplemental measure of its operating performance. The Company defines EBITDA as net income (loss) before net interest expense, provision (benefit) for income taxes, and depreciation and amortization. The Company believes the use of EBITDA facilitates the use by investors of operating performance comparisons from period to period and company to company by backing out potential differences caused by variations in such items as the book amortization of intangible assets (affecting relative amortization expense), the age and book value of facilities and equipment (affecting relative depreciation expense), and capital structure (affecting relative interest expense).   EBITDA is calculated as follows for the periods presented:

	Three Months Ended
	June 30		March 31
	2009	2008	2009
	$	$	$
Net income (loss)	968,656	684,247	402,966
Interest expense	39,377	194,047	41,120
Income taxes	228,752	64,298	161,067
Depreciation	186,790	190,879	237,217
Amortization	114,731	71,398	159,157
EBITDA	1,538,306	1,204,869	1,001,527

Balance Sheet

At June 30, 2009, Hong Kong Highpower Technology had cash and cash equivalents and restricted cash totaling $5.4 million, total assets of $40.1 million, working capital of $5.1 million and stockholders’ equity of $18.1 million. Bank credit facilities totaled $23.2 million at June 30, 2009, of which $17.6 million was available as unused credit.  Hong Kong Highpower Technology’s current debt-to-capital ratio is 23.7% as of June 30, 2009, which is a significant improvement from 40.7% from March 31, 2009.

Conference Call and Webcast

Management of Hong Kong Highpower Technology will host a conference call today,  Monday, August 10, 2009 at 8:00 a.m. Pacific time/11:00 a.m. Eastern time to discuss second quarter 2009 financial results and answer questions.

Individuals interested in participating in the conference call may do so by dialing 800-891-5765 from the U.S., or 702-696-4830 from outside the U.S. Those interested in listening to the conference call live via the Internet may do so by visiting the Investor Relations section of the Company's Web site at www.haopengbattery.com or www.InvestorCalendar.com.

A telephone replay will be available for 48 hours following the conclusion of the call by dialing 800-642-1687 from the U.S., or 706-645-9291 from outside the U.S., and entering reservation code 22915900. A webcast replay will be available for one year.

Hong Kong Highpower Technology, Inc. 2009 Annual Shareholder Meeting

The 2009 annual shareholder meeting will be held on August 20th, 2009 at 10:00 a.m. China Standard Time.  The meeting will be held at our headquarters in Pinghu, Longang, Shenzhen  A1/A2 Lusoshan Industrial Zone, Guangdong 51811, People’s Republic of China.

Upcoming Conference – Rodman & Renshaw

Henry Ngan, Chief Financial Officer of Hong Kong Highpower, will present at the upcoming Rodman & Renshaw Conference in New York, NY on September 9-11, 2009.

About Hong Kong Highpower Technology, Inc.

Hong Kong Highpower Technology develops, manufactures and markets rechargeable nickel metal hydride (Ni-MH) and lithium-ion (Li-ion) batteries and related products for use in a variety of electronic devices. The majority of Hong Kong Highpower Technology’s products are distributed worldwide to markets in the United States, Europe, China, Hong Kong, Southeast Asia and Taiwan. For more information, visit www.haopengbattery.com.

To be added to the Company’s email distribution for future news releases, please send your request to HPJ@finprofiles.com. Company news can also be found at http://ir.haopengbattery.com/en/introduce028.html.

Media and Investor Inquiries:

Henry H. Ngan
Chief Financial Officer
+1-917-887-0614
ir@highpowerbatteries.com

Financial Profiles, Inc.
Tricia Ross
(310) 277-4711
HPJ@finprofiles.com

Forward Looking Statement

This press release contains "forward-looking statements" within the meaning of the “safe-harbor” provisions of the Private Securities Litigation Reform Act of 1995 that are not historical facts. These statements  can be identified by the use of forward-looking terminology such as “believe,” “expect,” “may,” “will,” “should,” “project,” “plan,” “seek,” “intend,” or “anticipate” or the negative thereof or comparable terminology, and include discussions of strategy, and statements about industry trends and the Company's future performance, operations and products. Such statements involve known and unknown risks, uncertainties and other factors that could cause the Company's actual results to differ materially from the results expressed or implied by such statements. For a discussion of these and other risks and uncertainties see "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Company's public filings with the SEC.  Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, there can be no assurance that such expectations will prove to be correct. The Company has no obligation to update the forward-looking information contained in this press release.

HONG KONG HIGHPOWER TECHNOLOGY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(Stated in US Dollars)

	Three months ended June 30,		Six months ended June 30,
	2009	2008	2009	2008
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
	$	$	$	$
Net sales	15,445,484	19,021,476	26,755,289	36,853,038
Cost of sales	(12,371,676)	(15,646,609)	(21,285,385)	(30,769,873)

Gross profit	3,073,808	3,374,867	5,469,904	6,083,165
Depreciation	(68,075)	(31,285)	(119,189)	(80,656)
Selling and distributing costs	(580,458)	(547,697)	(1,111,807)	(961,720)
General and administrative costs, including stock-based compensation	(1,046,340)	(1,571,405)	(2,149,262)	(2,341,101)
Loss on exchange rate difference	(22,865)	(330,788)	(55,589)	(835,675)

Income from operations	1,356,070	893,692	2,034,057	1,864,013
Change in fair value of currency forwards	(21,510)	-	(109,623)	29,102
Change in fair value of warrants	-	(71,250)	-	(71,250)
Other income	21,774	120,120	88,589	224,654
Interest expenses	(39,377)	(194,017)	(80,497)	(400,767)
Other expenses	(119,549)	-	(171,085)	-

Income before taxes	1,197,408	748,545	1,761,441	1,645,752
Income taxes	(228,752)	(64,298)	(389,819)	(231,178)

Net income for the period	968,656	684,247	1,371,622	1,414,574

Other comprehensive income
- Foreign currency translation gain	456,215	516,654	492,064	748,739

Comprehensive income	1,424,871	1,200,901	1,863,686	2,163,313

Earnings per share of common stock
- Basic and diluted	0.07	0.05	0.10	0.11
- Diluted	0.07	0.05	0.10	0.11

Weighted average number of common stock
- Basic	13,762,217	12,899,560	13,651,389	12,849,203
- Dilutive	13,812,547	12,906,483	13,703,889	12,852,665

HONG KONG HIGHPOWER TECHNOLOGY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS
(Stated in US Dollars)

	As of
	June 30,	December 31,
	2009	2008
	(Unaudited)	(Audited)
	$	$
ASSETS
Current Assets :
Cash and cash equivalents	1,321,072	4,175,780
Restricted cash	4,119,107	4,845,478
Accounts receivable	9,723,528	8,765,593
Notes receivable	577,699	429,815
Prepaid expenses and other receivables	3,513,894	1,732,709
Deferred charges – Stock-based compensation	-	216,667
Inventories	7,870,800	11,208,697

Total Current Assets	27,126,100	31,374,739
Deferred tax assets	124,365	104,556
Plant and equipment, net	9,014,536	7,778,477
Leasehold land, net	3,018,289	3,050,510
Intangible asset, net	875,000	900,000
Currency forward	7,333	116,157

TOTAL ASSETS	40,165,623	43,324,439

LIABILITIES AND STOCKHOLDERS’ EQUITY

LIABILITIES
Current Liabilities :
Non-trading foreign currency derivatives liabilities	65,487	293,830
Accounts payable	9,243,613	8,306,123
Other payables and accrued liabilities	6,735,102	3,139,275
Income taxes payable	333,799	476,330
Bank borrowings	5,644,282	14,829,228

Total Current Liabilities	22,022,283	27,044,786

COMMITMENTS AND CONTINGENCIES

(continued)

HONG KONG HIGHPOWER TECHNOLOGY, INC AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS (CONTINUED)
(Stated in US Dollars)

	As of
	June 30,	December 31,
	2009	2008
	(Unaudited)	(Audited)
	$	$
STOCKHOLDERS’ EQUITY
Preferred Stock
Par value: $0.0001
Authorized: 10,000,000 shares
Issued and outstanding: none	-	-

Common stock
Par value : $0.0001
Authorized: 100,000,000 shares
Issued and outstanding: 2009 –13,562,596 shares (2008 –13,562,596 shares)	1,356	1,356
Additional paid-in capital	5,048,194	5,048,194
Accumulated other comprehensive income	2,087,155	1,595,091
Retained earnings	11,006,635	9,635,012

TOTAL STOCKHOLDERS’ EQUITY	18,143,340	16,279,653

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	40,165,623	43,324,439

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